MCF CORPORATION SELLS CATALYST FINANCIAL
PLANNING & INVESTMENT MANAGEMENT

San Francisco - January 8, 2007 - MCF Corporation (AMEX: MEM) (“MCF”) today announced the sale of Catalyst Financial Planning & Investment Management (“Catalyst”), a wholly-owned subsidiary, on January 2, 2007. The Company received approximately $280,000 and 79,314 shares of MCF Corporation common stock as proceeds from the sale.

The sale will allow MCF to focus on other recurring-revenue businesses, such as primary research and asset management, which the firm believes are faster growing and more profitable opportunities.

The Catalyst revenue of approximately $850,000 and small operating loss for 2006 will be treated as a discontinued operations in MCF’s 2006 Annual Report on Form 10-K.

William Banks, president of MCF Wealth Management, LLC, will assume a leadership role in MCF’s newly formed primary research subsidiary, Panel Intelligence,TM upon the closing of the acquisition of MedPanel, Inc.

About MCF Corporation

MCF Corporation (AMEX: MEM) is a financial services holding company that provides investment research, capital markets services, corporate and venture services, investment banking and asset management through its operating subsidiaries, Merriman Curhan Ford & Co. and MCF Asset Management, LLC.

Note to Investors

This press release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Quarterly Report on Form 10-Q filed on November 7, 2006. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Contact at the Company:
Christopher Aguilar
General Counsel
(415) 248-5634
ags@mcfco.com
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